Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney World Funds Inc.

We consent to the use of our reports, as listed below, with respect to the Portfolios of Smith Barney World Funds, Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statement of Additional Information.

Portfolio		Date of Independent Auditors' Report

Emerging Markets Portfolio	December 20, 1996

European Portfolio		December 20, 1996

Global Government Bond Portfolio	December 20, 1996

International Balanced Portfolio	December 20, 1996

Pacific Portfolio			December 20, 1996

International Equity Portfolio	December 19, 1996






	KPMG Peat Marwick LLP


New York, New York
February 20, 1997